Exhibit 10.25

FLAMEL TECHNOLOGIES

SOCIETE ANONYME WITH A STATED CAPITAL OF 5,029,783 EUROS

Registered Office:

Parc Club du Moulin A Vent

33, avenue du Docteur Georges Lévy

69200 VENISSIEUX

R.C.S. LYON 379.001.530

DECEMBER 2015 STOCK OPTION RULES

With respects to the applicable laws and regulations relating to stock options and under the authorization granted to the Board of Directors of Flamel Technologies (hereinafter the “Board”) by the Shareholders’ Meetings held on June 24, 2014, the Board, during its meeting held on December 10, 2015, has caused a plan for grant of stock options for the benefit of some members of the company’s staff and affiliated companies’ staff as well as its official company representatives, subject to certain terms and conditions as provided herein.

The present allocation rules reproduce the terms and conditions of the allocation decided by the Board and supplement the letter sent to each beneficiary designated by the Board.

Main characteristics of the grant of stock options

• Grant Date	December 10, 2015
• Exercise Price	$14.35
• Vesting dates *	December 10, 2016 (25%)
December 10, 2017 (25%)
December 10, 2018 (25%)
December 10, 2019 (25%)
• End of Exercise period*	December 10, 2025

* provided that the condition of continued employment is satisfied on the said date.

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I - DEFINITIONS AND LEGAL FRAMEWORK

1.1.	Definition

A plan for grant of stock options is a legal shareholder regime under which a company may offer, subject to certain conditions, to members of its staff or certain categories of such employees as well as staff of affiliated companies, the possibility of becoming the owner of a given number of shares, existing or to be created by the Company, for a determined price. Executive officers of the Company are also eligible under this plan (Article L. 225-185 paragraph 4 of the French Commercial Code).

1.2.	Legal framework

This stock option plan is governed by Articles L 225-177 to L 225-186-1 of the French Code de Commerce, Articles 80 quaterdecies and 200 A of the General Tax Code, and Article L 242-1 of the Social Security Code.

II - CHARACTERISTICS OF THE STOCK OPTIONS PLAN

2.1.	Beneficiaries

The beneficiaries eligible for the 2015-4 stock option plan (hereinafter the “Beneficiaries”) were determined by the Board meeting held on December 10, 2015 (hereinafter the “Grant Date”) from among the following:

•	Employees of FLAMEL TECHNOLOGIES or of any company which is directly or indirectly controlled by FLAMEL TECHNOLOGIES through at least a fifty percent (50%) ownership of the voting stock or similar (hereinafter “Employees”) and/or,

•	Executive officers of FLAMEL TECHNOLOGIES (including the Chairman of the Board), (hereinafter “Executive Officers”)

In accordance with the law, options cannot be granted to Executive Officers or Employees who directly or indirectly own more than ten percent (10%) of the voting stock or similar in the Company.

2.2.	Number of stock options granted

The Board freely determines the beneficiaries of the stock options, subject to the terms and conditions set forth by the Shareholders’ Meeting, and grants them based on a proposal from the Chairman. The number of options granted is mentioned in the notice letter addressed to each beneficiary.

2.3.	Rights resulting from the grant

Each option granted by the Board shall entitle the recipient to subscribe for one share in the Company.

Rights associated with the stock options are non-transferable.

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2.4.	Vesting period and conditions of Exercise

Provided that the beneficiary is still on continued employment, as defined in Article 2.5, the quarter (25%) of the total stock option granted is vested each year starting from the first year after the grant date or, in the case of conditional grants, the date that the defined condition has been met. The corresponding dates are mentioned in the notification letter.

Each Beneficiary will be able to exercise his/her rights under the terms and conditions of this plan by recorded delivery accompanied by the exercise price addressed to the Company within a period of ten years from Grant Date provided that the Beneficiary is still on continued employment, as defined in Article 2.5.

The Board retains the right to suspend, for a maximum period of three months, the exercise of options in the event there is an operation giving rise to an adjustment of the share price or capital transaction.

Exceptions

In any case, in the event of a transfer of goodwill or of a change in control of the Company, i.e. if a person comes to hold, individually or collectively, directly or indirectly, more than half of the Company’s capital or voting rights, the options will vest immediately subject to the Beneficiary making a formal written request within 60 days of the effective date of a change in control. In absence of a request, the options will vest according to the terms and conditions set forth when initially granted.

2.5.	condition of continued employment

The options will be vested as defined in article 2.4 and the Beneficiary may exercise it according to section 2.4, provided that is still

•	the Beneficiary still is an Executive Officer or an Employee of the Company or;

•	the Beneficiary has ceased to be an Executive Officer or an Employee of the Company in the last (60) days. This condition shall not apply in the event that an Executive Officer is revoked for mismanagement.

The 60-day period is deemed to commence as follows:

•	Regarding dismissal, resignation or transfer of the employment contract linked to transfer by the company of its operating business (“cession de fonds de commerce”), the day the Beneficiary’s employment contract terminates and he/she is no longer considered to be included in the official headcount of the Company,

•	Regarding the revocation of an Executive Officers’ mandate, the day the Board decides to revoke the nomination if the beneficiary attends the meeting, or the day the beneficiary receives notification of such decision, if he/she does not attend the meeting,

•	With regards to the non-renewal of an Executive Officer’s term of office, the expiration date of the original term of office.

So, except for the exceptions mentioned below, any beneficiary who no longer satisfies the condition of continued employment shall not claim any benefit from the options, even in the event of later reinstatement into the Company for any reason.

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Exceptions

In the event of the Beneficiary's death, his/her heirs may exercise, for a period of six months from the date of death, the number of options that the Beneficiary had the right to exercise at the time of his death.

In addition, in the event of retirement or disability (2nd or 3rd category), the Beneficiary may exercise the number of options that the Beneficiary had the right to exercise the day the Beneficiary’s employment contract terminates and he/she is no longer considered to be included in the official headcount of the Company, within a period of ten years from Grant Date.

Notwithstanding the rules laid down above, the Board of Directors may decide, in certain circumstances, to make an exception to the aforementioned allocation condition and authorize a beneficiary to retain his rights on departure for reasons other than those covered by the exceptions mentioned above.

2.6.	Unexercised Options

In the event a Beneficiary is unable to exercise his/her options since he/she is no longer an Employee or Executive Officer, such options will become, by right and without any formality, null and void. They will become available and the Board may grant them in whole or in part to one or more other beneficiaries.

2.7.	Exercise Price

The exercise price of the options is set by the Board on the date when such options are granted by the Board, in accordance with the terms and conditions determined by the Extraordinary General Shareholders’ Meeting, as follows:

The subscription price of each share by the beneficiaries of the options, will be the closing market price for the share, in the form of ADS, on the NASDAQ Global Market, on the day preceding the date of the meeting of the Board of Directors, provided that such price shall not be less than 80% of the average of the closing market price for the share on the NASDAQ Global Market, in the form of ADS, during the last twenty trading days preceding the meeting. In this case, the price for the share shall be equal or superior to 80% of the average of the closing market price for the share on the NASDAQ Global Market, in the form of ADS, during the last twenty trading days preceding the meeting.

The exercise price of the options granted on December 10, 2015 is $14.35.

For fiscal and other declarations as of the grant date, the exercise price is translated into euros at the rate provided by the European Central Bank’s (ECB) (0.9140) on the date preceding the Board of Directors meeting and represents €13.12.

The exercise price must be paid in full on the date the beneficiary decides to exercise the stock option, in USD or in EURO, upon beneficiary’s choice. As far as necessary, the exercise price may be converted in Euros on the basis of the latest European Central Bank’s (ECB) exchange rate published as at the date of the valid exercise, according to the present rules.

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2.8.	Modifications of the exercise price

The price of the shares, as determined by the Board of Directors, may not be subsequently modified during the option period.

However, in accordance with Article L. 225-181 paragraph 2 of the French Commercial Code, if the Company conducts one of the specific matters detailed, the Board shall take all necessary measures to protect the interests of the options beneficiaries pursuant to the applicable laws and regulations and adjust the number and price of the shares on which the stock options have been granted.

III - Rights oF New shareholders

3.1.	Rights related to subscribed shares

Once the options have been exercised and the shares registered in an account, the Beneficiaries may exercise all rights associated with the shares received. As of the time the shares are recorded, the shares will bear dividends paid in the financial year during which the options have been exercised.

3.2.	Form and registration of the shares subscribed

The shares will be recorded, in the Beneficiary’s name, in a pure registered account (“nominative pur”) by the company acting as custody account keeper. Each beneficiary will receive a certificate of registration of shares.

They will be freely transferable immediately after their registration and after payment of the exercise price, subject to the conditions set forth in article 3.3.

3.3.	sale and disposal of shares issued from exercise of stock options

As long as the Beneficiary is still on continued employment with, or a corporate officer of the Company and/or its affiliated companies, sale and disposal of shares issued from exercise of stock options must comply with the Company’s Insider Stock Trading Policy, and of which a copy was made available to the Beneficiaries.

Therefore, the shares may be transferred only under the following transaction windows:

·	For the first three quarters during which the quarterly earnings are released, the window is defined as the period beginning two trading days after publication of the quarterly earnings and ending on the fifth day prior to the end of the last month of each quarter (the transaction windows therefore having a duration of six to seven weeks).

·	For the quarter during which the annual earnings are released, the window is defined as the period beginning two business days after publication and ending on the fifth day preceding the end of the of the last month of the first quarter.

The transaction windows may be closed from time to time in the event that, in the opinion of the Chairman, Chief Executive Officer or Chief Financial Officer, there is confidential information making transfers of the shares undesirable.

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In addition, according to article L.225-185 al4 of the French Commercial code, during the period in which a beneficiary is an official company representative (“mandataire social”), he will be required to hold 50% of the shares resulting from the exercise of stock option during the whole term of his office.

IV - PLAN MANAGEMENT

The terms and conditions of this stock option plan will be communicated to Beneficiaries by recorded delivery post or delivered by hand in exchange for a receipt.

The plan is managed, for the time being, by FLAMEL TECHNOLOGIES.

The Company reserves the right to assign the management to a third party. The beneficiaries will be informed in due time and individually of any modification.

Each beneficiary receives a copy of the present rules, and must return a signed copy to the Company with the following marked by hand “lu et approuvé” [read and approved].

V - RULES MODIFICATIONS

Any legislative or regulatory modifications affecting the present rules, retroactively or for the future, will automatically be binding on all Beneficiaries.

Nevertheless, such modifications will be the object of an amendment that will need to be signed and returned to the company.

Return one signed copy containing the handwritten indication “lu et approuvé” [read and approved].

Beneficiaries Surname/ firstname

Fait à ________________________________

Le___________________________________

Signature

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